As Filed with the Securities and Exchange Commission on August 2, 2002

INVESTMENT COMPANY ACT FILE NO. 811-21117

U.S. SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM N-2

REGISTRATION STATEMENT UNDER THE INVESTMENT COMPANY ACT OF 1940   |X|
AMENDMENT NO. 2      |X|

UBS PW CREDIT & RECOVERY FUND, L.L.C.
(Exact Name of Registrant as Specified in its Charter)

1285 Avenue of the Americas
New York, New York 10019-6028
(Address of Principal Executive Offices)

Registrant's Telephone Number, including Area Code: (212) 713-9036

MARK D. GOLDSTEIN, ESQ.
c/o UBS PaineWebber Inc.
1285 Avenue of the Americas
New York, New York 10019-6028
(Name and Address of Agent for Service)

COPY TO:

Stuart H. Coleman, Esq.
Stroock & Stroock & Lavan LLP
180 Maiden Lane
New York, New York 10038-4982

__________

This Registration Statement has been filed by Registrant pursuant to Section 8(b) of the Investment Company Act of 1940, as amended. However, interests in the Registrant are not being registered under the Securities Act of 1933, as amended (the “1933 Act”), since such interests will be issued solely in private placement transactions which do not involve any “public offering” within the meaning of Section 4(2) of the 1933 Act. Investment in the Registrant may be made only by individuals or entities which are “accredited investors” within the meaning of Regulation D under the 1933 Act. This Registration Statement does not constitute an offer to sell, or the solicitation of an offer to buy, any interests in the Registrant.

Explanatory Note

This filing is being made solely to include a fee table as part of the Fund’s Registration Statement.

SUMMARY OF FUND EXPENSES

The following table illustrates the expenses and fees that the Fund expects to incur and that investors can expect to bear.

Investor Transaction Expenses
Maximum placement fee(1) (percentage of purchase amount) Maximum redemption fee	2.00% none

Annual Expenses (except for any interest expense, as a percentage of net assets attributable to interests)
Management Fee Administrator Fee Other Fees Total annual expenses	1.45% 0.30% 0.30% 2.05% =====

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(1)	Investors may be subject to a waivable placement fee of up to 2%. See "FEES AND EXPENSES--Placement Fee."

The purpose of the table above is to assist you in understanding the various costs and expenses you would bear directly or indirectly as an investor in the Fund. The annual “Other expenses” shown above are estimated, based on net assets of the Fund of $250 million. For a more complete description of the various costs and expenses of the Fund, see “FEES AND EXPENSES.”

Example
1 Year 3 Years
You would pay the following expenses, including a placement fee, on a $1,000 investment, assuming a 5% annual return: With Placement Fee Without Placement Fee	$40 $83 $20 $63

The example does not present actual expenses and should not be considered a representation of future expenses. Actual expenses may be greater or less than those shown. The Fund’s organizational and offering costs are not reflected in the table or in the example. Moreover, the Fund’s actual rate of return may be greater or less than the hypothetical 5% return shown in the example.

SIGNATURES

          Pursuant to the requirements of the Investment Company Act of 1940, the Registrant has duly caused this Amendment to its Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on the 2nd day of August, 2002.

UBS PW CREDIT & RECOVERY FUND, L.L.C. By: PW Fund Advisor, L.L.C. Managing Member By:/s/ Mitchell A. Tanzman Name: Mitchell A. Tanzman Title: Authorized Representative